CODE OF BUSINESS CONDUCT AND ETHICS

Introduction

    Honesty, integrity and professionalism are hallmarks of Richmond Capital Management (“RCM"). We are fiduciaries that owe our clients a duty of honesty, good faith and fair dealing and as such we will maintain the highest standards of ethics and conduct in all of our business relationships. At all times the firm and its employees will place the interests of their clients first.

This Code of Business Conduct and Ethics covers a wide range of business practices and procedures and applies to employees of RCM in their conduct of business and affairs. Further, this Code sets out basic principles to guide the employees of RCM in discharging their duties. This Code has been adopted by the Board of Directors of RCM with the objectives of promoting (1) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, (2) full, fair, accurate, timely and understandable disclosure in reports and documents which RCM files with the Securities and Exchange Commission and in other public communications made by RCM, (3) compliance with applicable governmental laws, rules and regulations, (4) prompt internal reporting of violations of this Code, and (5) accountability for adherence to this Code.

Additionally, RCM has adopted the Code of Ethics and Standards of Professional Conduct of the CFA Institute (CFAI). The CFAI was formerly the Association for Investment Management and Research (AIMR).

Failure of any employee to comply with this Code of Business Conduct and Ethics may result in disciplinary action, including termination of employment.

Employees Covered by this Code of Business Conduct and Ethics

     This Code of Business Conduct and Ethics applies to all employees of Richmond Capital Management. All employees are considered supervised persons for purposes of compliance with the Investment Advisers Act of 1940. Access persons of RCM include any supervised person who is also an officer of the firm, or participates in investment strategy meetings. The Chief Compliance Officer shall maintain a list of all employees, including those who are access persons, and maintain that record for a minimum of five years.

Standards of Conduct and Compliance with Laws

     RCM is a registered investment adviser under the Investment Advisers Act of 1940. We are regulated by the Securities and Exchange Commission, and are subject to federal, state and local laws.

All RCM employees will comply with the spirit and letter of all laws, rules and regulations applicable to its operations and business. Employees should seek guidance from the Chief Compliance Officer whenever they are in doubt as to the applicability of any law, rule or regulation regarding any firm action. RCM maintains a Policies and Procedures Manual which contains detailed guidance for compliance with specific laws and regulations.

Protection of Material Nonpublic Information

     Tight controls on access to sensitive client information are a first line of defense against misuse of that information. Therefore, RCM has established a Privacy Policy that specifies procedures to prevent access to material nonpublic information about RCM’s security transactions, and client securities holdings and transactions.

All employees shall exercise care in maintaining the confidentiality of any confidential information as set forth in the Privacy Policy. Further, employees should consult with the Chief Compliance Officer should a situation arise that is not covered by the Privacy Policy. The obligation to preserve confidentiality and adhere to the Privacy Policy continues after employment with RCM ends.

Conflicts of Interest

     Employees of RCM are fiduciaries that have an affirmative duty of care, loyalty, honesty and good faith to act in the best interests of a client. Employees shall try to avoid any conflict of interest and fully disclose all material facts concerning any conflict. A conflict of interest arises when the firm or an individual employee’s private interest prevents the employee from performing his or her duties to RCM and its client’s objectively and effectively. Conflicts of interest also arise when an employee or member of the employee’s family receive improper benefits as a result of the employee’s position with RCM. RCM maintains an Employee Business Gifts and Entertainment Policy detailing appropriate business gifts and entertainment.

     Employees should consult with the Chief Compliance Officer or the firm’s Board of Directors when questions of potential conflicts of interest arise. An assessment of RCM’s conflicts of interests is included in the firm’s Compliance Program.

Personal Securities Trading

     Transactions for RCM clients shall have priority over transactions in securities or other investments of which an employee is the beneficial owner. All personal transactions should avoid any actual or potential conflicts of interest. Every employee shall not engage in personal securities transactions while in possessions of material nonpublic information. All employees shall comply with the firm’s Personal Securities Trading Policy. No access person of RCM may purchase an Initial Public Offering or Private Placement without pre-clearance from the firm’s Chief Compliance Officer.

All access persons of RCM must submit to the Chief Compliance Officer a listing of all holdings in covered/reportable securities within 10 days of becoming an access person and thereafter on an annual basis. The holdings report must include: (i) the title and exchange ticker symbol or CUSIP number, type of security, number of shares and principal amount of each reportable security in which the access person has any direct or indirect beneficial ownership; (ii) the name of any broker, dealer or bank with which the access person maintains an account in which any securities are held for the access person’s direct or indirect benefit and (iii) the date the report is submitted.

     Access persons must submit to the Chief Compliance Officer transaction reports no later than 30 days after the end of each calendar quarter covering all transactions in covered/reportable securities during the quarter. The report must include: (i) the date of the transaction, the title and exchange ticker symbol or CUSIP number, the interest rate and maturity date, the number of shares and the principal amount of each reportable security involved; (ii) the nature of the transaction; (iii) the price of the security at which the transactions was effected; (iv) the name of the broker, dealer, or bank with or through which the transaction was effected; and (v) the date the report is submitted.

    The Chief Compliance Officer will be responsible for reviewing all personal securities transactions and holdings reports periodically.

See Policies & Procedures - Personal Securities Trading for detailed procedures.

Recordkeeping

     RCM will maintain all records required by to be maintained by the SEC or any other legal entity. The following records will be maintained for a minimum of five years: copies of the Code of Business Conduct and Ethics, a record of any violation of the Code and any action taken as a result of each violation, written acknowledgements of receipt of the Code and amendments for the preceding five years, holdings and transaction reports made in accordance with the Code, and a listing of all employees. See Policies & Procedures - Recordkeeping Policy detailing individual record retention requirements.

Drug Free Workplace

     RCM is a drug free workplace.

Sexual Harassment
     RCM is committed to creating and maintaining a community in which all persons employed by the company can work together in an atmosphere free of all forms of harassment, exploitation, or intimidation, including sexual. See Policies & Procedures - Policy on Sexual Harassment.

Reporting of Violations

     All employees are required to promptly report violations of the firm’s Code of Business Conduct and Ethics to the Chief Compliance Officer or the Board of Directors should the violation involve the Chief Compliance Officer.

Acknowledged Receipt and Compliance With Code of Business Conduct and Ethics and Policies and Procedures Manual

     All employees are required to read and comply with the RCM Code of Business Conduct and Ethics and the Policies and Procedures Manual upon employment.

All employees must certify in writing annually (due thirty days after the calendar year end) that they have: (i) received a copy of the RCM Code of Business Conduct and Ethics and the RCM Policies and Procedures Manual; (ii) read and understood all provisions of the Code and Policies and Procedures Manual; and (iii) agreed to comply with the Code and the Policies and Procedures Manual. These certifications will be maintained by the Chief Compliance Officer for a minimum of five years.

RCM will provide all employees with any amendments to the Code and Policies and Procedures Manual and employees must submit a written acknowledgement that they have received, read, and understood the amendments to the Code and Policies and Procedures Manual.